David Pitofsky Named News Corp General Counsel

New York, NY (February 12, 2015) — News Corp announced today that David Pitofsky has been named General Counsel and Chief Compliance Officer.

Mr. Pitofsky succeeds Gerson Zweifach. Mr. Zweifach, who remains Group General Counsel and Chief Compliance Officer of 21st Century Fox, was retained as the General Counsel of News Corp on a transitional basis following the separation of the two companies in June 2013.

Mr. Pitofsky has been Deputy General Counsel and Deputy Chief Compliance Officer of News Corp since 2013.

“I am grateful to Gerson for his steadfast leadership during the separation of our two companies and this time of transition for the new News Corp,” said Rupert Murdoch, Executive Chairman of News Corp.  “Gerson has been a consistent source of wise counsel and strategic thinking, and he will be missed, though I am glad he will continue to lead the legal team at 21st Century Fox.”

Mr. Murdoch continued, “Over the past two years I have worked with David, he has proven himself to be a first-rate lawyer whose insights and advice have been invaluable. We feel very fortunate to have him as our new General Counsel, where I am sure he will provide great leadership and support to our businesses around the world.”

“David’s the ideal person to slip into Gerson’s large legal shoes, ensuring a seamless transition in a major leadership position here at News Corp,” said Robert Thomson, Chief Executive of News Corp. “His impeccable integrity, legal insight and collaborative spirit will serve us all well in the years ahead.”

“All of us at News Corp appreciate Gerson’s very effective service as our General Counsel during this crucial start-up period,” said Mr. Thomson. “We knew from the outset that this day was inevitable, but Gerson’s efficacious impact will echo for many years to come.”

“I’m honored to succeed Gerson, from whom I’ve learned so much, and thrilled to have the chance to work even more closely with Robert and everyone at News Corp,” said Mr. Pitofsky. “As a new company with growing global and increasingly digital businesses, News Corp has many exciting challenges and opportunities, which I look forward to tackling with my colleagues.”

“I can’t think of a better person to take on this task than David, whose judgment and legal acumen I trust without reservation,” said Mr. Zweifach. “I’ll miss the frequent dealings with Robert and so many others at News Corp with whom I’ve worked on many issues, but I deeply appreciate the unique opportunity I’ve had.”

As General Counsel, Mr. Pitofsky will oversee global legal operations for News Corp, including litigation, mergers and acquisitions, ethics and corporate governance matters. As Chief Compliance Officer, he will chair the Company’s Compliance Steering Committee. He will lead a legal team that includes deputy general counsels Michael Bunder, Eugenie Gavenchak, Mark Jackson and James Marcovitz. Mr. Bunder also serves as News Corp Corporate Secretary and Mr. Jackson also serves as General Counsel of the Company’s Dow Jones subsidiary.

Mr. Pitofsky joined News Corp from the law firm of Goodwin Procter LLP, where he was a partner. From 1996 to 2005, he was an Assistant U.S. Attorney in the Eastern District of New York, rising to the level of Deputy Chief of the Criminal Division. He is a graduate of the University of Michigan and the Georgetown University Law Center, where he was an Executive Editor of the Georgetown Journal of Legal Ethics.

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About News Corp
News Corp (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, cable network programming in Australia, digital real estate services, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corp are conducted primarily in the United States, Australia, and the United Kingdom. More information: http://www.newscorp.com.

Contacts:
Jim Kennedy
Corporate Communications
212-416-4064
jkennedy@newscorp.com

Daisy Dunlop
Corporate Communications
212-416-3158
ddunlop@newscorp.com

Mike Florin
Investor Relations
212-416-3363
mflorin@newscorp.com